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                                                              Exhibit 99(c)(20)

                         [LETTERHEAD OF ALLEN & COMPANY]

                                             April 23, 1997

CONFIDENTIAL

Mr. H. Arthur Bellows, Jr.
President
Audits & Surveys Worldwide, Inc.
The Audits & Surveys Building
650 Avenue of the Americas
New York, NY 10011

Dear Art:

As per our conversation, this letter is to serve as a brief outline of how Allen & Company Incorporated ("Allen & Company") could work with Audits & Surveys Worldwide, Inc. (the "Company") to evaluate alternatives to maximize shareholder value. Based on our understanding of the current business and financial condition of the Company and its current prospects in the industry, we would propose the following approach:

Scope of Engagement:

Allen & Company will assist in reviewing and evaluating (i) the Company's financial condition and historical and projected results, (ii) the Company's current operations and business prospects, and (iii) the current condition of the industry, as well as any recent trends, and the Company's competitive position therein, all with a view toward assisting the Company in evaluating alternatives to maximize shareholder value. Among the possible alternatives, Allen & Company will advise the Company with respect to possible joint ventures and strategic investments, as well as possible business combinations, mergers, asset dispositions or other transactions which could result in a change in control of the Company's outstanding voting stock. With the information provided by the Company, Allen & Company will work with the Company in preparing an information memorandum or other appropriate materials and will assist in identifying and soliciting potential suitors. Allen & Company will further assist in structuring the terms of any joint venture, strategic investment, merger, stock sale, or other transaction which the Company proposes to pursue. Allen & Company will also assist the Company in negotiating and documenting any proposed transaction.

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Mr. H. Arthur Bellows, Jr.
Audits & Surveys Worldwide, Inc.
Page 2

Advisory Fees:

The Company shall pay to Allen & Company, in consideration for commencing the services described above, an initial fee of $100,000 (the "Initial Fee"). In addition, upon the consummation of any joint venture transaction or strategic investment in the Company or any of its businesses or subsidiaries (a "Financing Transaction") or any Control Transaction (as defined below), in each case by or with any entity introduced or identified by Allen & Company (each, hereinafter, a "Transaction"), the Company shall pay to Allen & Company a success fee calculated as follows, less the amount of the Initial Fee ("Transaction Fee"):

(a) In the case of any Financing Transaction, a fee equal to 2% of the gross proceeds to the Company resulting therefrom (including the amount of all cash and fair market value of all property, rights, securities or other tangible assets received by the Company or any of its businesses or subsidiaries in connection with such Transaction); provided that to the extent any Financing Transaction includes options, warrants or other rights to invest in the future, the fee applicable to the additional amounts paid to the Company upon the exercise of such right shall be paid at the time of exercise; and

(b) In the case of any Control Transaction, a fee equal to (i) 1.25% of the product of the fully diluted equity value ascribed to the Company (including the value of all outstanding common stock and common stock equivalents as well as "in the money" warrants and options) in connection with such transaction (the "Transaction Equity Value"), up to a value of $5.00 per share or common share equivalent and (ii) 2.5% of the Transaction Equity Value exceeding $5.00 per share or common share equivalent; provided, however, that if a transaction constitutes a Financing Transaction as well as a Control Transaction, the fee payable by the Company pursuant to this clause (b) shall be reduced by any amounts paid pursuant to clause (a) above.

As used herein, the term "Control Transaction" shall mean (a) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Company is acquired by, or combined with, another entity, and the stockholders of the Company immediately prior to such transaction do not own at least 50% of the outstanding voting equity of the acquiring or combined entity immediately after such transaction, (b) any transaction or series of transactions (whether in the form of tender or exchange offer, open market or negotiated purchase of outstanding shares, purchase of newly issued shares, share repurchase or redemption or otherwise, including any combination of the foregoing) which results in any person or entity, or any group thereof, owning in excess of 50% of the outstanding Common Stock of the Company, after giving effect to such transaction or series of transactions, (c) the sale or other disposition, in a single

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Mr. H. Arthur Bellows, Jr.
Audits & Surveys Worldwide, Inc.
Page 3

transaction or a series of transactions, of all or the major portion of the assets of the Company or (d) the election or appointment of nominees, designees or representatives of any person or entity, or any group thereof, to the Board of Directors of the Company so that such nominees, designees or representatives represent, in the aggregate, at least a majority of such Board of Directors.

In the event that the Company enters into a transaction with any entity introduced or identified by Allen & Company, or in which Allen & Company was otherwise involved, other than a Transaction (as defined above), the Company and Allen & Company will discuss and mutually determine in advance of such transaction a reasonable and customary fee or fee scale to be paid to Allen & Company in connection therewith.

In addition to any fees described above, whether or not any transaction is consummated, the Company shall reimburse Allen & Company, upon request from time to time, for all out-of-pocket expenses incurred pursuant our Engagement, including reasonable fees and disbursements of our counsel, as well as any other consultants and advisors retained by us with your consent.

Critical Path:

o Assist in reviewing and evaluating the Company's business prospects for the future and advise the Company with respect to various alternatives available to maximize shareholder value. Such alternatives are likely to range from a strategic investment to an outright acquisition of the Company. Other transactions falling within this range include a "staged" acquisition consisting of an initial equity purchase with an option to acquire more stock, either on pre-arranged terms or through open market purchases.

o Work with the Company in preparing any information memorandum or other appropriate materials and assist in identifying, prioritizing and soliciting potential suitors. Initially recommend making contact with only a limited (approximately 3) number of top candidates and discerning their interest level before casting net wider.

o Assist the Company in structuring the terms of any joint venture, strategic investment, merger, stock sale, or other transaction which the Company proposes to pursue.

o Assist the Company in negotiating and documenting any proposed transaction.

Regardless of the form of any transaction the Company ultimately proposes to pursue, we recommend that, after identifying and prioritizing prospects, we initially make contact with only a limited number of top candidates. This entire process would likely take a minimum of three months but could take as long as six months.

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Mr. H. Arthur Bellows, Jr.
Audits & Surveys Worldwide, Inc.
Page 4

The initial term of our engagement shall be for a period of 12 months and may be extended as the parties shall mutually agree, subject to the establishment of arrangements for additional compensations. Notwithstanding termination of our engagement or completion of any assignment, however, Allen & Company shall be entitled to the payment of a fee for any transaction as described above if such transaction is consummated, or if any agreement or arrangement respecting such transaction is made, prior to the first anniversary of the date of termination. Finally, it is our practice to provide for indemnification for any investment banking activities in which we are involved. In that regard, you will receive under separate cover our standard form of indemnity letter.

Strong Industry Contacts and Significant Experience:

With a long history of doing deals and developing senior level relationships in related industry sectors, Allen & Company has significant experience in the area of initiating, negotiating and structuring joint venture arrangements and strategic investments as well as in providing financial advice in the area of mergers and acquisitions. In addition to my involvement, other members of the Allen & Company working group will include Donald Keough (Chairman of the Board), John Simon (Managing Director) and Terrence Morris (Associate).

We welcome the opportunity to discuss any aspects of our proposal with you or other company representatives. Please feel free to call me at your convenience at (212) 339-2253.

                                        Very truly yours,


                                        /s/ Robert C. Miller

                                        Robert C. Miller
                                        Vice President and Director


cc: Solomon Dutka, Ph.D., Audits & Surveys Worldwide, Inc.
    Donald R. Keough, Allen & Company Incorporated
    John Simon, Allen & Company Incorporated

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                        [LETTERHEAD OF ALLEN & COMPANY]


                                 April 23, 1997


Audits & Surveys Worldwide, Inc.
The Audits & Surveys Bldg.
650 Avenue of the Americas
New York, NY 10011

Attn: Mr. H. Arthur Bellows, Jr.
      President

Gentlemen:

      In connection with our engagement to advise and assist you with the matters described in the letter from Robert C. Miller to you dated April 23, 1997, including any related services already performed and any modifications or future additions to such engagement, you and we are entering into this letter agreement. You agree that in the event Allen & Company Incorporated or any of our officers, employees, agents, affiliates or controlling persons, if any (each of the foregoing, including Allen & Company Incorporated, being an "Indemnified Person"), become involved in any capacity (whether or not as a party) in any action, claim, proceeding or investigation (including any security holder action or claim on any action brought by or in the right of the Company) related to or arising out of our engagement, including any related services already performed and any modifications or future additions to such engagement, you will promptly upon demand advance to such Indemnified Person, or reimburse each such Indemnified Person for, its legal and other expenses (including the cost of any investigation and preparation) as and when they are incurred in connection therewith.

      In addition, you will indemnify and hold harmless each Indemnified Person from and against, and no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your securityholders or creditors for, any losses, claims, damages, liabilities or expenses (including, without limitation, attorney's fees and expenses) related to or arising out of our engagement, any services provided thereunder or any transactions or proposed transactions related thereto, including any related services already performed any modifications or future additions to such engagement, whether or not any pending or threatened action, claim, proceeding or investigation giving rise to such losses, claims, damages, liabilities or expenses is initiated or brought by you on your behalf and whether or not in connection with any action, claim, proceeding or investigation in which you or any Indemnified Person is a party, except to the extent that any such loss, claim, damage, liability or expense is found by a

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Audits & Surveys Worldwide, Inc.
April 23, 1997
Page 2

court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or review to have resulted directly and primarily form such Indemnified Person's bad faith, gross negligence or willful misconduct.

      If any action, claim, proceeding or investigation shall be instituted against any Indemnified Person in respect of which it is reasonably expected that indemnity may be sought pursuant to the provisions of this paragraph, such Indemnified Person shall promptly notify the Company and shall not settle or compromise any such action or proceeding without the Company's written consent, which shall not be unreasonably withheld. Failure to so notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall have the right to assume the defense of such action or proceeding, including the employment of counsel and the payment of all expenses. Any Indemnified Person shall have the right to employ separate counsel in any such action, claim, proceeding or investigation and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the employment thereof has been specially authorized by the Company in writing,
(ii) the Company has failed to assume such defense and to employ counsel or
(iii) in such action, suit or proceeding there is, in the opinion of such separate counsel, a conflict on any material issue between the position of the Company and such Indemnified Person.

      In order to provide for just and equitable contribution, if a claim for indemnification pursuant to this letter is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even through the express provisions hereof provide for indemnification in such case, then you shall contribute to the loss, claim, damage, liability or expense for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits received by you and your securityholders on the one hand and the party entitled to contribution on the other hand in the matters contemplated by our engagement, as well as the relative fault of you and such party with respect to such loss, claim, damage, liability or expense and any other relevant equitable considerations. You agree that, to the extent permitted by applicable law, in no event shall we or any other Indemnified Person be required to contributed an aggregate amount for all Indemnified Persons in excess of the aggregate fees, if any, actually paid to us for such financial advisory services.

      Your reimbursement, indemnity and contribution obligations under this letter shall be in addition to any liability which you may otherwise have, shall not be limited by any rights we or any other Indemnified Person may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of you, us and any other Indemnified Persons. You agree that, without our prior written consent, which will not be

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Audits & Surveys Worldwide, Inc.
April 23, 1997
Page 3


unreasonably withheld, you will not settle, compromise or consent to the entry of any judgment in, any pending or threatened claim, action, proceeding or investigation in respect of which indemnification or contribution could be sought hereunder (whether or not we or any other Indemnified Persons are an actual or potential party to such claim, action, proceeding or investigation), unless such settlement, compromise or consent includes an unconditional release or each Indemnified Person from all liability arising out of such claim, action, proceeding or investigation.

      No waiver, amendment or other modification of this agreement shall be effective unless in writing and signed by each party to be bound thereby. This letter agreement shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts executed in and to be performed in that state. We and you hereby waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our engagement. This agreement shall remain in effect indefinitely, notwithstanding any termination of our engagement.

      Please confirm that the foregoing is in accordance with your understanding of the terms of our engagement by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between us.

                                      Very truly yours,

                                      ALLEN & COMPANY INCORPORATED


                                      By: /s/ William F. Leimkuhler
                                         ------------------------------------
                                         Name:  William F. Leimkuhler
                                         Title: Vice President & General Counsel

Agreed to and Accepted
as of the date first above written

AUDITS & SURVEYS WORLDWIDE, INC.


By: H. Arthur Bellows, Jr.
    ------------------------------
    Name: H. Arthur Bellows, Jr.
    Title: President